Exhibit 10.1

[LETTERHEAD APPEARS HERE]

Avici Systems Inc.	978.964.2074 Phone
101 Billerica Avenue	978.964.2650 Fax
N. Billerica, MA 01862	http://www.avici.com

December 8, 2004

VIA HAND DELIVERY

Mr. Steven Kaufman

116 E. Emerson Road

Lexington, MA 02420

Re: Separation Agreement and Release

Dear Steve:

In recognition of your four plus years of employment and contributions to the Company as President, CEO and director and previously as COO, and as acknowledgement that this separation was prompted by the rapidly changing landscape in the telecommunications equipment business and was not for cause, the Company agrees with you to the following separation terms. This letter summarizes the terms of your separation and release agreement with Avici Systems Inc. (hereinafter the “Company” or “Avici”). The date on which you execute this Agreement shall be the “Effective Date”.

1. Separation Date, Final Payments and Outstanding Loan:

(a) Separation: This letter agreement confirms your last day of employment by the Company was Monday, November 15, 2004 (the “Separation Date”).

(b) Final Payments: As of the Separation Date, your salary ceased, and, except as provided below, any entitlement you had or might have had under a Company provided benefit plan, program or practice terminated, except as required by federal or state law. The Company has provided you all wages due up through this date, including all accrued and un-used vacation time and reimbursement from the Employee Stock Purchase Plan. As of the Separation Date, you are no longer eligible to participate in the Employee Stock Purchase Plan. Under separate cover you have been or will be provided with information regarding COBRA and 401(k) distribution.

(c) Outstanding Loan: You agree that you shall pay to the Company $1,000.00 on or before December 10, 2004 and that 25,000 shares of Avici Common Stock owned by you (the applicable stock certificate for which is held by the Company as security) shall be forfeited, returned to the Company and cancelled, in full satisfaction of the Secured Promissory Note dated July 27, 2000, between you and the Company.

2. Equity Matters:

(a) Restricted Stock: As of the Separation Date, your vested holdings of Avici Restricted Stock are as follows:

Grant Date	Granted Shares	Vested Shares	Status as of Separation Date
7/27/00	25,000	25,000	To be returned and cancelled as set forth in Paragraph 1(c) above

10/30/01	21,531	21,531	Fully vested

6/11/04	30,000	0	Unvested, to be returned and cancelled

You agree to sign any stock power reasonably requested of the Company in connection with the return of such shares.

Your stock option holdings are addressed in Paragraph 3.

3. Consideration:

In consideration for your execution of this Agreement, including but not limited to the release provision set forth in Paragraph 5 and your compliance with your obligations in your Invention, Non-Disclosure and Non-Competition Agreement with the Company (the “Non-Competition Agreement”), the Company agrees to the following:

(a) Salary Continuation: The Company agrees to pay you your current base salary from and after the Separation Date through November 15, 2005 in accordance with the Company’s normal payroll practices. These severance payments will commence upon the first regularly scheduled Company payday on or following the Effective Date and payments will be made in accordance with the Company’s normal pay practices (currently on a bi-weekly basis), including direct deposit of payments, as established or modified from time to time.

The Company will continue your 401(k) deductions from these severance payments in accordance with your current instructions and the terms of the plan, unless instructed otherwise by you in writing.

(b) Stock Options; Extension of Exercise Period: As of November 15, 2004, you have 339,348 vested stock options, which represents normal vesting through the Separation Date. In accordance with the Company’s stock option plans, all unvested stock options will be cancelled and forfeited effective as of the Separation Date, and you may exercise your vested stock options in accordance with the stock option agreements presently in effect between the Company and you, except as otherwise provided herein. A summary of your vested options is set forth in the below chart.

Grant Date	# Shares	Strike Price	Description	Vested thru 11/15/2004	Exerciseable through	Exercise Period
03/30/01	25,000	$32.00	NQSO	25,000	2/15/2005	(90 days	)
05/01/02	193,780	$7.68	NQSO	169,557	12/15/2004	(30 days	)
05/21/02	25,000	$7.56	NQSO	25,000	12/15/2004	(30 days	)
05/21/02	100,000	$7.56	NQSO	60,416	12/15/2004	(30 days	)
03/24/03	150,000	$3.49	NQSO	59,375	12/15/2004	(30 days	)
	493,780			339,348

However, in consideration for your execution of this Agreement, and notwithstanding the exercise period as referenced in the above chart, the Company will amend the terms of your stock option agreements such that you will have up to and until November 15, 2005 to exercise any vested stock options as of the Separation Date, subject to the applicable stock option plan.

(c) Payment of Health and Life Insurance Premiums: The month end of your Separation Date (November 30, 2004) shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If you elect to continue health, dental and vision insurance coverage after the Separation Date in accordance with the provisions of COBRA, the Company will continue to pay the monthly premium payments, less the twenty percent (20%) employee co-payment/contribution amount, until the earlier of (a) the period of time that you are eligible to receive salary continuation payments (i.e., through November 15, 2005) or (b) the date on which you enroll in comparable health, dental and vision insurance benefits. Thereafter, medical, vision and dental plan coverage will be continued only to the extent required by COBRA and only to the extent you timely pay the full premium payments yourself.

Based on your current health insurance elections, the per-pay-period premium payments will be as follows:

Insurance Coverage		Your Contribution (pre-tax)	Avici’s Contribution
BC/BS HMO	Family	$60.15/pay period	$340.61/pay period
Delta Dental	Family	$10.93/pay period	$55.76/pay period
VSP Vision	Single	$0.00	$2.59/pay period

Please note that contribution rates will be changing effective January 3, 2005 based on new premium rates. Your contribution will be deducted from the salary continuation payments set forth above.

The Company will pay the premium on your Company Basic Life Insurance (benefit of $750,000) up to and until November 15, 2005. You agree that you will cooperate in the execution of any documents necessary to continue the Company Basic Life Insurance policy. Your Supplemental & Spouse life insurance coverage ceased on November 15, 2004.

(d)	Outplacement Assistance: Avici also agrees that upon the Effective Date, it will pay for outplacement services for you for an amount up to $15,000.00 at the outplacement organization of your choice. It will be your responsibility to arrange for the outplacement service to bill Avici directly up to the $15,000.00 cap. Upon selecting an outplacement organization, your Avici voice mail and electronic mail will end.

(e)	Avici will reimburse you for up to $8,000 for documented legal expenses incurred in connection with review and execution of this Agreement.

(f)	Cell Phone: Subject to Company policy regarding such equipment and notwithstanding Section 7(b) below, Avici agrees that you may retain and use the AT&T cellular phone that you have been using through February 15, 2005, and that you may transfer your cellular phone number to your personal account for your ongoing use. Avici will pay the flat monthly rate of $89.99 for cellular phone service through February 15, 2004, and you will reimburse Avici for any charges in excess of the flat monthly rate.

4. Reimbursements:

The Company agrees that, consistent with Company’s expense reimbursement policy, it will reimburse you for all expenses reflected in the Expense Reports submitted to the Company by you for reasonable Company expenses incurred through November 15, 2004.

5. Release:

(a) In exchange for the amounts and benefits provided in Paragraph 3 of this letter agreement, and other good and valuable consideration, the receipt of which you hereby acknowledge, you hereby agree that you and your representatives, agents, estate, heirs, successors and assigns (“You”) release, remise, discharge, indemnify and hold harmless the Releasees (defined to include Avici Systems Inc. its predecessors, successors, parents, subsidiaries, divisions, affiliates, assigns, plan sponsors and plan fiduciaries, and its and their current and former directors, shareholders, insurers, officers, employees, representatives, attorneys and/or agents, in any and all capacities), of and from any and all actions or causes of action, suits, claims, complaints, obligations, demands, liabilities, contracts, agreements, promises, judgments, rights, demands, controversies, debts and damages, whether existing or contingent, known or unknown, up to and including the Effective Date, including, but not limited to, (i) any and all claims arising out of or in connection with your employment, change in employment status, and/or termination of employment with the Company; (ii) any and all claims arising out of or in connection with any relationship between You and the Company; (iii) any and all claims based on any federal, state or local law, constitution or regulation regarding either securities, employment, employment benefits, or employment discrimination and/or retaliation including, without limitation, those laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, genetic information, national origin, ancestry, handicap or disability, veteran status or any military service or application for military service; (iv) any contract, whether oral or written, express or implied, any tort, or common law; and (v) any and all claims relating to your ownership of the Company’s stock. This release is intended by You to be all encompassing and to act as a full and total release of any claims, whether specifically enumerated herein or not, that You have, may have or have had against the Releasees up to the Effective Date.

(b) Notwithstanding the foregoing, you do not release (1) any rights under this Agreement, (2) any benefit rights which vested on or before the Separation Date as specified in this Agreement, (3) any rights to indemnification or exculpation under the Company’s charter or by-laws, (4) any rights under any applicable insurance policies or (5) any rights which by law cannot be waived.

(c) You not only release and discharge the Releasees from any and all claims as stated above that You could make on your own behalf or on behalf of others, but also those claims that might be made by any other person or organization on your behalf, and You specifically waive any right to recover any damage awards as a member of any class in a case in which any claim(s) against the Releasees are made involving any matters. And while nothing in this letter agreement shall bar or prohibit You from contacting, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law, notwithstanding this provision, You will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any agency proceeding in which you do so participate.

(d) You also represent that you have not been subject to any retaliation or any other form of adverse action by the Releasees for any action taken by you as an employee or resulting from your exercise of or attempt to exercise any statutory rights recognized under federal, state or local law.

6. Accord and Satisfaction:

You agree that the payments and benefits set forth in this letter agreement, together with payments and benefits the Company previously provided to you, are complete payment, settlement, accord and satisfaction with respect to all obligations and liabilities of the Releasees to You, and with respect to all claims, causes of action and damages that could be asserted by You against the Releasees regarding your employment with, change in employment status with, and/or termination from employment with the Company, including, without limitation, all claims for wages, salary, commissions, draws, car allowances, incentive pay, bonuses, business expenses, paid time off, stock and stock options, severance pay, attorneys’ fees, compensatory damages, exemplary damages, or other compensation, benefits, costs or sums.

7. Nondisclosure Obligations and Return of Company Property:

(a) Nondisclosure: You confirm the existence and continued validity of your Non-Competition Agreement, which you executed as a condition of your employment. You agree that the Company’s provision of the amounts and benefits in Paragraph 3 are additional consideration for your obligations pursuant to the Non-Competition Agreement. You acknowledge that your non-competition obligations as set forth in Section 4 of the Non-Competition Agreement shall continue until November 15, 2005 or, if applicable, such longer period as provided in Section 4(b) of the Non-Competition Agreement. The obligation of the Company to provide the consideration in Paragraph 3 hereof, including to make payments to or on your behalf, is expressly conditioned upon your continued performance of the Non-Competition Agreement.

(b) Company Files, Documents and Other Property: On or before December 10, 2004, you will return to the Company all Company property and materials, including but not limited to, personal computers, laptops, fax machines, scanners, copiers, cellular phones, Company credit cards and telephone charge cards, manuals, keys, cardkeys, building keys and passes, courtesy parking passes, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, sales forecasts, names and addresses of Company customers and potential customers, customer lists, customer contacts, sales information, sales forecasts, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company (“Company Property”). You agree that in the event that you discover any other Company Property in your possession after the Separation Date, you will immediately return such materials to the Company.

8. Future Conduct:

(a) Nondisparagement: You agree not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning the Company, its officers, directors or employees; the products, services or programs provided or to be provided by the Company; or the business affairs or the financial condition of the Company.

(b) Nothing herein shall prohibit or bar you from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required, authorized or permitted under law; provided however, that in providing such testimony or making such disclosures or communications, you will use your best efforts to ensure that this Section is complied with to the maximum extent possible.

9. Representations and Governing Law:

(a) This letter agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written, except for the Non-Competition Agreement, a copy of which has been provided to you, and which shall remain in full force and effect in accordance with its terms. This letter agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of the Company and you.

(b) If any provision of this letter agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this letter agreement are declared to be severable. Any waiver of any provision of this letter agreement shall not constitute a waiver of any other provision of this letter agreement unless expressly so indicated otherwise. The language of all parts of this letter agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any of the parties.

(c) This letter agreement shall be deemed to be made and entered into in the Commonwealth of Massachusetts. This letter agreement and any claims arising out of this letter agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of Massachusetts, without giving effect to the principles of conflicts of laws of such state. Any claims or legal actions by one party against the other shall be commenced and maintained in any state or federal court located in Massachusetts, and you hereby submit to the jurisdiction and venue of any such court. This letter agreement shall be binding upon and inure to the benefit of the respective representatives, heirs, agents and successors of the parties and, as to the Company, shall also be binding on and inure to the benefit of its assigns.

10. Taxation:

All payments set forth in this letter agreement shall be subject to all applicable federal, state and/or local withholding obligations and payroll, income and other taxes, and You shall be responsible for the payment of all such taxes. The Company may withhold from any amounts payable to You in order to comply with any withholding obligations.

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If this letter agreement correctly states the understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me no later than 12:00 p.m. EST on Thursday, December 9, 2004. Thereafter, the terms of the Company’s offer shall expire.

Very truly yours,

AVICI SYSTEMS INC.

/s/ Paul Brauneis
By: Paul Brauneis, Senior Vice President, Finance

YOU REPRESENT THAT YOU HAVE READ THE FOREGOING AGREEMENT, THAT YOU FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT YOU ARE VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, YOU DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE RELEASEES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Accepted and agreed to:

/s/ Steven Kaufman	December 8, 2004
Steven Kaufman	Date